The Simply Good Foods Company Reports Fiscal Third Quarter 2022 Financial Results

Denver, CO, June 30, 2022 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen and thirty-nine weeks ended May 28, 2022.

Third Quarter Highlights:(1)
•Net sales increased 11.5%
•Net income(2) of $38.8 million versus $5.9 million
•Earnings per diluted share (“EPS”)(2) of $0.38 versus $0.06
•Adjusted Diluted EPS(3) of $0.44 versus $0.43
•Adjusted EBITDA(4) $63.3 million versus $67.5 million
•Full fiscal year 2022 outlook:
–Net sales expected to increase 14-15%, the Company's previous outlook was for net sales growth of 13-15%
–Adjusted EBITDA(4,6) expected to increase slightly less than the net sales growth rate
–Adjusted Diluted EPS(3,6) expected to increase greater than the Adjusted EBITDA(4,6) growth rate

“We are pleased with our third quarter financial results and the solid marketplace performance of our business that continues to be driven by our focus on growth and ability to execute effectively in a challenging operating environment,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “Net sales increased 11.5% and combined measured and unmeasured channel U.S. retail takeaway growth was about 15%, in line with the core North America net sales increase. The net sales increase in the quarter was greater than our expectation due to better than anticipated retail takeaway growth and higher customer inventory that was not drawn down during the quarter. In the third quarter, supply chain costs were greater than the year ago period and in line with our expectations.”

“As we enter the fourth quarter of fiscal 2022, our year-to-date results position us to deliver on our goals. Our customer service levels are solid and our discussions with key customers continue to be collaborative and focused on driving growth. We anticipate that full year fiscal 2022 net sales will increase 14-15% and continue to expect Adjusted EBITDA to increase slightly less than the net sales growth rate. Due to the year-to-date higher than usual customer inventory levels, we expect fourth quarter net sales performance to be below the anticipated retail takeaway increase of high-single digits on a percentage basis versus last year. We have good visibility into our cost structure and there is no change to our fiscal 2022 supply chain cost inflation and gross margin outlook. We’re confident in the strength of our business and diversification of our portfolio across brands, forms, customers and channels that provide us with multiple ways to win in the marketplace and deliver shareholder value,” Scalzo concluded.

Fiscal Third Quarter 2022 Results

Net sales increased $32.5 million, or 11.5%, to $316.5 million due to solid retail takeaway in the quarter. North America net sales increased 12.9%, driven by pricing, about a high-single digit percentage point benefit to net sales growth. The March agreement to license the Quest frozen pizza business to Bellisio Foods was a 1.8 percentage point headwind to North America net sales growth. As expected, the international business declined 25.1% due to the Europe business exit. Core international net sales growth was 8.1%. The combined Europe business exit and Quest frozen pizza business licensing was a 2.9 percentage point headwind to total Company net sales growth in the quarter.

Total Simply Good Foods retail takeaway for the thirteen weeks ended May 29, 2022, increased 14.4% in the U.S. measured channels of IRI MULO + Convenience Stores and was slightly above our expectations. The Company estimates its total U.S. retail takeaway growth rate in unmeasured channels was similar to measured channels. Atkins and Quest third quarter 2022 retail takeaway in the combined measured and unmeasured channels increased about 6% and 26%, respectively, and each brand gained market share in their respective subsegments of weight management and active nutrition.

Gross profit was $118.6 million for the third quarter of fiscal 2022, a decline of $2.4 million from the year ago period. As expected, gross margin of 37.5% was in line with estimates and sequentially improved versus the second quarter gross margin of 36.6%. The 510 basis points decline versus the year ago period was due to higher supply chain costs, partially offset by the previously discussed price increase implemented in the first quarter of fiscal 2022. Additionally, gross margin of 42.6% in the year ago period was the highest since the Quest acquisition.

In the third quarter of fiscal 2022, the Company reported net income of $38.8 million compared to $5.9 million for the comparable period of 2021. In the third quarter of fiscal 2021, results were affected by the remeasurement of the Company’s private warrant liabilities. Specifically, in the third quarter of fiscal 2021, the Company recognized a non-operating, non-cash charge of $35.8 million related to the fair value change of private warrant liabilities. As previously disclosed, on January 10, 2022, the private warrants were exercised on a cashless basis, and, as a result, there are no outstanding private warrants.

Operating expenses of $63.4 million increased $2.7 million versus the comparable period of 2021. Selling and marketing expenses were $32.3 million versus $30.8 million. The 4.9% increase versus the year ago period was driven primarily by higher brand building initiatives. General and administrative ("G&A") expenses increased $1.1 million to $26.7 million primarily due to higher stock-based compensation and corporate expense.

Interest expense was $4.9 million, a decline of $3.1 million versus the third quarter of fiscal 2021.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $63.3 million versus the difficult comparison in the year ago period of $67.5 million.

In the third quarter of fiscal 2022, the Company reported earnings per diluted share of $0.38 versus $0.06 in the year ago period. In the third quarter of fiscal 2021, diluted earnings per share (“Diluted EPS”) reflects the remeasurement of private warrant liabilities. The diluted weighted average total shares outstanding in the fiscal third quarter of 2022 was approximately 102.2 million versus 97.6 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.44 versus $0.43 in the year ago period. The calculation of Adjusted Diluted EPS for the fiscal third quarter of 2022 and the fiscal third quarter of 2021 assumes fully diluted shares outstanding(2, 3) of approximately 102.2 million shares and 101.9 million shares, respectively, which reverses the exclusion of the private warrants in fully diluted shares outstanding under GAAP for the fiscal third quarter of 2021.

Year-to-Date Third Quarter 2022 Highlights vs. Year-to-Date Third Quarter 2021
•Net sales increased 19.9%
•Net income(2) of $78.4 million versus $22.6 million
•Earnings per diluted share (“EPS”)(2) of $0.78 versus $0.23
•Adjusted Diluted EPS(3) of $1.23 versus $0.97
•Adjusted EBITDA(4) increased 15.3% to $183.1 million

Net sales increased $148.8 million, or 19.9%, to $894.5 million. North America net sales increased 22.2% and was primarily driven by volume. The March agreement to license the Quest frozen pizza business to Bellisio Foods was a 0.7 percentage point headwind to year-to-date North America net sales growth. As expected, the international business declined 25.9% due to the Europe business exit. Core international net sales growth was 5.5%. The combined Europe business exit and Quest frozen pizza business licensing was a 2.1 percentage point headwind to total Company net sales growth.

Gross profit was $343.7 million for the thirty-nine weeks ending May 28, 2022, an increase of $38.4 million or 12.6%. Gross margin was 38.4% for the year-to-date third quarter of 2022, in line with expectations, and a decrease of 250 basis points versus the year ago period. Supply chain cost inflation for the year-to-date third quarter of 2022 was partially offset by the previously discussed price increase implemented in the first quarter of fiscal 2022.

Net income was $78.4 million compared to $22.6 million for the comparable period of 2021. The year-to-date third quarter of fiscal 2022 and 2021 results were affected by the remeasurement of the Company’s private warrant liabilities. Specifically, the Company recognized a non-operating, non-cash charge of $30.1 million in the year-to-date third quarter fiscal 2022 and a non-cash charge of $60.7 million in the year ago period, respectively, related to the fair value change of private warrant liabilities.

Operating expenses of $184.5 million increased $12.0 million versus the comparable period of 2021. Selling and marketing expenses increased $12.6 million to $94.8 million driven by higher brand building initiatives. G&A expenses declined $0.9 million to $76.7 million as lower integration and restructuring costs, as well as the Europe business exit, more than offset the combined increase of stock-based compensation, corporate expenses, and research and development spending.

Interest expense was $16.5 million, a decline of $7.8 million versus the comparable period of 2021.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 15.3% to $183.1 million.

For the year-to-date third quarter fiscal 2022, the Company reported Diluted EPS of $0.78 versus $0.23 in the year ago period. The change in Diluted EPS reflects the remeasurement of private warrant liabilities. The diluted weighted average total shares outstanding for the thirty-nine weeks ending May 28, 2022 was approximately 100.2 million versus 97.2 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $1.23 versus $0.97 in the year ago period. The calculation of Adjusted Diluted EPS for the year-to-date fiscal third quarter of 2022 and the year-to-date fiscal third quarter of 2021 assumes fully diluted shares outstanding(2, 3) of approximately 102.3 million shares and 101.1 million shares to reverse the exclusion of the private warrants in fully diluted shares outstanding under GAAP.

Balance Sheet and Cash Flow

As of May 28, 2022, the Company had cash of $56.7 million. Year-to-date third quarter fiscal 2022 combined cash flow from operations was $67.4 million. In the third quarter of fiscal 2022, the Company repaid $25.0 million of its term loan debt, and at the end of the quarter the outstanding principal balance was $406.5 million and the trailing twelve-month Net Debt to Adjusted EBITDA ratio was 1.5x(5).

During the third quarter, the Company repurchased $8.1 million of its common stock at an average cost of $37.16 per share. On April 13, 2022, the Company announced that its Board of Directors approved a $50.0 million increase to its existing stock repurchase program. As of May 28, 2022, approximately $69.3 million remained available under the stock repurchase authorization as revised.

Outlook

The Company expects that it will generate solid net sales and Adjusted EBITDA growth in fiscal 2022. Due to the year-to-date higher than usual customer inventory levels, we expect fourth quarter fiscal 2022 net sales performance to be below the anticipated retail takeaway increase of high-single digits on a percentage basis versus last year. This will result in second half of the year retail takeaway of low double digits, in line with previous estimates. The Company anticipates the following for the full year fiscal 2022:

•Net sales to increase about 14-15% versus last year. Included in the sales outlook is about a 2 percentage point headwind due to the Europe business exit and the licensing of the Quest frozen pizza business. The Company's previous outlook was for net sales growth of 13-15%, including the same 2 percentage point headwind;
•The Company reaffirms its gross margin outlook of about 250 basis points decline versus last year;
•Full-year fiscal 2022 Adjusted EBITDA(4,6) to increase slightly less than the net sales growth rate;
◦Marketing expense is anticipated to increase high single-digits on a percentage basis versus last year. The Company’s previous outlook was for a mid to high single-digit increase; and
•Full-year fiscal 2022 Adjusted Diluted EPS(3,6) to increase greater than the Adjusted EBITDA(4,6) growth rate.

___________________________________
(1) All comparisons for the third quarter ended May 28, 2022 versus the third quarter ended May 29, 2021.
(2) Reflects, for the reporting period, the Company’s private warrants to purchase shares of common stock now being classified as a liability and measured at fair value, with changes in fair value each period reported in earnings in accordance with Accounting Standards Codification 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, which affected Net income and fully diluted shares outstanding.
(3) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to “Reconciliation of EBITDA and Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(5) Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Net Debt to Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(6) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2021, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, including the timing of and amount of integration costs and restructuring charges associated with the Quest acquisition, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Thursday, June 30, 2022 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through July 14, 2022, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13730763.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements. The product portfolio we develop, market and sell consists primarily of protein bars, ready-to-drink (“RTD”) shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Atkins Endulge®, and Quest® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with acquisition opportunities in the nutritional snacking space. For more information, please refer to http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements
Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Undue reliance should not be placed on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These forward-looking statements include, among other things, statements regarding the effect of the novel coronavirus (“COVID-19”) on our business, financial condition and results of operations, our ability to continue to operate at a profit, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy, unexpected costs, the amounts of or changes with respect to certain anticipated restructuring, raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with the Quest Acquisition, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and political conditions affecting us and the industry in which we operate, unforeseen business disruptions or other effects due to current global geopolitical tensions, including relating to Ukraine, changes in consumer preferences and purchasing habits, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data and per share data)

	May 28, 2022	August 28, 2021
Assets
Current assets:
Cash	$56,720	$75,345
Accounts receivable, net	146,377	111,456
Inventories	111,709	97,269
Prepaid expenses	5,066	4,902
Other current assets	46,852	9,694
Total current assets	366,724	298,666

Long-term assets:
Property and equipment, net	17,927	16,584
Intangible assets, net	1,127,136	1,139,041
Goodwill	543,134	543,134
Other long-term assets	59,736	54,792
Total assets	$2,114,657	$2,052,217

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$64,729	$59,713
Accrued interest	214	60
Accrued expenses and other current liabilities	55,066	53,606
Current maturities of long-term debt	278	285
Total current liabilities	120,287	113,664

Long-term liabilities:
Long-term debt, less current maturities	402,594	451,269
Deferred income taxes	108,078	93,755
Warrant liability	—	159,835
Other long-term liabilities	46,376	44,890
Total liabilities	677,335	863,413

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 101,315,226 and 95,882,908 shares issued at May 28, 2022 and August 28, 2021, respectively	1,013	959
Treasury stock, 887,976 shares and 98,234 shares at cost at May 28, 2022 and August 28, 2021, respectively	(30,649)	(2,145)
Additional paid-in-capital	1,284,342	1,085,001
Retained earnings	184,254	105,807
Accumulated other comprehensive loss	(1,638)	(818)
Total stockholders’ equity	1,437,322	1,188,804
Total liabilities and stockholders’ equity	$2,114,657	$2,052,217

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 28, 2022	May 29, 2021	May 28, 2022	May 29, 2021
Net sales	$316,531	$284,001	$894,514	$745,760
Cost of goods sold	197,883	162,998	550,788	440,451
Gross profit	118,648	121,003	343,726	305,309

Operating expenses:
Selling and marketing	32,334	30,826	94,816	82,171
General and administrative	26,721	25,668	76,711	77,645
Depreciation and amortization	4,317	4,187	12,966	12,643
Total operating expenses	63,372	60,681	184,493	172,459

Income from operations	55,276	60,322	159,233	132,850

Other income (expense):
Interest income	—	1	1	4
Interest expense	(4,881)	(7,985)	(16,528)	(24,352)
Loss in fair value change of warrant liability	—	(35,833)	(30,062)	(60,714)
Gain on legal settlement	—	5,000	—	5,000
Gain (loss) on foreign currency transactions	76	(272)	503	712
Other income	17	70	26	229
Total other expense	(4,788)	(39,019)	(46,060)	(79,121)

Income before income taxes	50,488	21,303	113,173	53,729
Income tax expense	11,654	15,408	34,726	31,095
Net income	$38,834	$5,895	$78,447	$22,634

Other comprehensive income:
Foreign currency translation, net of reclassification adjustments	(72)	95	(820)	293
Comprehensive income	$38,762	$5,990	$77,627	$22,927

Earnings per share from net income:
Basic	$0.39	$0.06	$0.80	$0.24
Diluted	$0.38	$0.06	$0.78	$0.23
Weighted average shares outstanding:
Basic	100,426,227	95,767,629	98,294,114	95,730,581
Diluted	102,237,457	97,589,656	100,190,068	97,197,180

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Thirty-Nine Weeks Ended
	May 28, 2022	May 29, 2021
Operating activities
Net income	$78,447	$22,634
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,398	13,508
Amortization of deferred financing costs and debt discount	2,073	3,449
Stock compensation expense	8,691	5,766
Loss in fair value change of warrant liability	30,062	60,714
Estimated credit losses	148	—
Unrealized gain on foreign currency transactions	(503)	(712)
Deferred income taxes	14,140	13,670
Amortization of operating lease right-of-use asset	4,955	3,385
Loss on operating lease right-of-use asset impairment	—	686
Gain on lease termination	(30)	(156)
Other	345	769
Changes in operating assets and liabilities:
Accounts receivable, net	(35,269)	(28,737)
Inventories	(15,006)	(20,318)
Prepaid expenses	(170)	(1,189)
Other current assets	(37,288)	(5,376)
Accounts payable	5,585	13,380
Accrued interest	154	(626)
Accrued expenses and other current liabilities	676	12,745
Other assets and liabilities	(4,045)	(2,104)
Net cash provided by operating activities	67,363	91,488

Investing activities
Purchases of property and equipment	(4,696)	(3,232)
Issuance of note receivable	(2,400)	—
Proceeds from sale of business	—	5,800
Investments in intangible and other assets	(187)	(114)
Net cash (used in) provided by investing activities	(7,283)	2,454

Financing activities
Proceeds from option exercises	4,343	700
Tax payments related to issuance of restricted stock units and performance stock units	(3,536)	(320)
Payments on finance lease obligations	(235)	(269)
Repurchase of common stock	(28,504)	—
Principal payments of long-term debt	(50,000)	(100,000)
Deferred financing costs	(544)	—
Net cash used in financing activities	(78,476)	(99,889)

Cash and cash equivalents
Net decrease in cash	(18,396)	(5,947)
Effect of exchange rate on cash	(229)	273
Cash at beginning of period	75,345	95,847
Cash and cash equivalents at end of period	$56,720	$90,173

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: stock-based compensation expense, integration costs, restructuring costs, gain or loss in fair value change of warrant liability, gain or loss due to legal settlements, and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen and thirty-nine weeks ended May 28, 2022 and May 29, 2021:

(In thousands)	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 28, 2022	May 29, 2021	May 28, 2022	May 29, 2021
Net income	$38,834	$5,895	$78,447	$22,634
Interest income	—	(1)	(1)	(4)
Interest expense	4,881	7,985	16,528	24,352
Income tax expense	11,654	15,408	34,726	31,095
Depreciation and amortization	4,826	4,487	14,398	13,508
EBITDA	60,195	33,774	144,098	91,585
Stock-based compensation expense	2,994	2,172	8,691	5,766
Integration of Quest	175	244	468	2,458
Restructuring	—	206	98	3,992
Loss in fair value change of warrant liability	—	35,833	30,062	60,714
Gain on legal settlement	—	(5,000)	—	(5,000)
Other (1)	(73)	230	(331)	(715)
Adjusted EBITDA	$63,291	$67,459	$183,086	$158,800
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, loss in fair value change of warrant liability, stock-based compensation expense, integration costs, and other non-core expenses, on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen and thirty-nine weeks ended May 28, 2022 and May 29, 2021:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 28, 2022	May 29, 2021	May 28, 2022	May 29, 2021
Diluted earnings per share	$0.38	$0.06	$0.78	$0.23

Depreciation and amortization	0.05	0.05	0.14	0.14
Stock-based compensation expense	0.03	0.02	0.09	0.06
Integration of Quest	—	—	—	0.03
Restructuring	—	—	—	0.04
Gain on legal settlement	—	(0.05)	—	(0.05)
Other (1)	—	—	—	(0.01)
Tax effects of adjustments (2)	(0.02)	(0.01)	(0.06)	(0.06)
Loss in fair value change of warrant liability (3)	—	0.37	0.30	0.62
Dilution impact from adjustments (3, 4)	—	(0.02)	(0.03)	(0.04)
Rounding (4)	—	0.01	0.01	0.01
Adjusted diluted earnings per share	$0.44	$0.43	$1.23	$0.97
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(2) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 26% for the thirteen and thirty-nine weeks ended May 28, 2022 and 27% for the thirteen and thirty-nine weeks ended May 29, 2021.

(3) Diluted earnings per share includes the fair value loss and related exclusion of anti-dilutive shares related to the Private Warrants in accordance with GAAP. With respect to the Company's non-GAAP measure, the non-cash fair value loss is reversed. The fair value adjustments are a permanent tax difference and do not effect tax expense. Note, mark to market gain adjustments are already excluded from the numerator, and dilutive shares are included, in calculating diluted earnings per share in accordance with GAAP.

(4) As noted above, the Company excludes the non-cash fair value loss related to its private warrant liabilities. The Company subsequently considers the dilutive share count effect of such adjustment such that the shares excluded in accordance with GAAP are included in this non-GAAP measure.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of May 28, 2022:

(In thousands)	May 28, 2022
Net Debt:
Total debt outstanding under the Credit Agreement	$406,500
Less: cash and cash equivalents	(56,720)
Net Debt as of May 28, 2022	$349,780

Trailing twelve months Adjusted EBITDA:
Add: Adjusted EBITDA for the thirty-nine weeks ended May 28, 2022	$183,086
Add: Adjusted EBITDA for the fiscal year ended August 28, 2021	207,273
Less: Adjusted EBITDA for the thirty-nine weeks ended May 29, 2021	(158,800)
Trailing twelve months Adjusted EBITDA as of May 28, 2022	$231,559

Net Debt to Adjusted EBITDA	1.5	x